As filed with the Securities and Exchange Commission on June 9, 2025

Registration No. 333-208377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-208377

UNDER

THE SECURITIES ACT OF 1933

NORTHSTAR HEALTHCARE INCOME, INC.

(Compound Merger Sub LLC as successor by merger to NorthStar Healthcare Income, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	27-3663988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street,

Toledo, Ohio 43615

(419) 247-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew McQueen

Chief Legal Officer and General Counsel

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stacey McEvoy

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement of NorthStar Healthcare Income, Inc. (the “Company”) on Form S-3D (the “Registration Statement”).

• Registration Statement No. 333-208377, registering 30,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company.

On June 9, 2025 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2025, by and among the Company, Compound Holdco LLC, a Delaware limited liability company and affiliate of Guarantor (“Parent”), Compound Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 10.14 of the Merger Agreement, Welltower OP LLC, a Delaware limited liability company (“Guarantor”). Pursuant to the Merger Agreement, the Company was merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity. Upon consummation of the Merger, at the Effective Time, each issued and outstanding share of Common Stock of the Company (other than shares owned by the Parent, Merger Sub, Company or any wholly owned subsidiary of Parent or wholly owned subsidiary of Company held immediately prior to the Effective Time (which shares were cancelled and retired)) was automatically converted into the right to receive $3.03 in cash.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with any undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toledo, State of Ohio, on June 9, 2025.

Compound Merger Sub LLC
as successor by merger to NorthStar Healthcare Income, Inc.

By:	/s/ Nikhil Chaudhri
Name:	Nikhil Chaudhri
Title:	Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.